Exhibit 10h

                ST. JOSEPH LIGHT & POWER COMPANY

               OFFICERS' LONG-TERM INCENTIVE PLAN
                   (EFFECTIVE JANUARY 1, 1999)

1. MANAGEMENT INCENTIVE.

(a) DEFINITIONS.

(i) "Performance Cycle" shall mean three consecutive calendar years. Performance Cycles shall overlap (for example, Performance Cycle 1 shall be January 1, 1999 to December 31, 2001 while Performance Cycle 2 shall be January 1, 2000 to December 31, 2002 and so on).

(ii) "Peer Group Utilities" shall mean all the companies contained in the "EEI 100 Index of Investor-Owned Electrics."

(iii)"Total Shareholder Returnee shall mean Common Stock market price appreciation/depreciation and dividends.

(b) THRESHOLD GOAL FORMULA.

(i) Stock Awards shall be granted as of the first day of a Performance Cycle. The Threshold level of a Stock Award shall be determined as a percent of the annual compensation base rate as follows:

                          Percent of Annual
                             Compensation
     Participants             Base Rate
     ------------         -----------------
     President                   30%
     Other Officers              20%
     A11 Others               To be
                              determined by
                              the Committee
                              but not to
                              exceed 20%

The respective Threshold percentage of the annual compensation base rate shall be applied to the participant's annual compensation base rate as of the first day of a Performance Cycle; provided, however, the Committee may, in its discretion, affix a day different from the first day of a Performance Cycle for this purpose for a newly hired or promoted employee. This product shall be translated into a number of shares of Common Stock by dividing this product by the closing price of the Common Stock as of the first business day of the Performance Cycle. This amount expressed in shares for each respective participant shall be that participant's Threshold Goal.

(c) PERFORMANCE MEASURE.

(i) Subject to Section 2, a participant shall earn a Stock Award as of the end of the Performance Cycle applicable to such award based upon performance against a "Total Shareholder Return" measure. A Total Shareholder Return for the universe of Peer Group Utilities referenced above shall be valued on a quarterly basis throughout the performance cycle and the percentile performance for these quarters shall be averaged for the performance cycle. This average shall determine the percentage award for the performance cycle, in accordance with the table below. The amount of Stock Award which is earned shall be determined based on the Company's percentile ranking as measured against the Peer Group Utilities as follows:

         Percentile           Award as a %
         Performance        of Threshold Goal
     -------------------    -----------------
            Up To But
     From   Excluding
      0%       50%                  0%
     50%       55%                 75%
     55%       60%                 85%
     60%       65%                100%
     65%       70%                120%
     70%       75%                150%
     75%       80%                175%
     80%       or higher          200%

(ii) A prorated Stock Award shall be earned in accordance with Section l(c)(i) prior to the end of such award's Performance Cycle in the event of a participant's death, total disability or retirement under the early or normal provisions of any defined benefit pension plan sponsored by the Company in which the participant participates ("Retirement"). Such terminations of employment are referred to individually or collectively as a Triggering Event. The Committee shall prorate the respective Stock Awards applicable to each Performance Cycle rounded to the nearest month.

(iii) A Stock Award shall be earned in accordance with Section l(c)(i) and the provisions of 6.8 of the 1998 Long-Term Incentive Plan (adopted by the shareholders on May 20, 1998) prior to the end of such award's Performance Cycle, in the event of a Chance of Control.

(iv) A Stock Award, or portion thereof, may also be earned in accordance with Section l(c)(i) prior to the end of such award's Performance Cycle in the event of a participant's voluntary termination of employment (other than by reason of total disability or Retirement). If the Committee chooses to make such an award, it shall use the same methodology as outlined in l(c)(ii) above with the event of voluntary termination treated in the same manner as a Triggering Event. Any Stock Award made under this provision shall be in the absolute discretion of the Committee.

(v) Notwithstanding anything herein to the contrary, no Stock
Award, or portion thereof, shall be earned for a Performance
Cycle in which the Total Shareholder Return for the Performance
Cycle is not positive.

2. EARNING OF STOCK AWARDS. No Stock Award shall be earned until the Committee by resolution, written consent or other appropriate action makes such determination with respect to a particular employee (the "Grantee") and a Restricted Stock Agreement is executed by the Company and the Grantee setting forth the terms and conditions of the Stock Award, including the terms described in Section 3 below.
3. STOCK AWARDS.(a) TERMINATION OF RESTRICTIONS. The restrictions shall lapse, expire or terminate upon the earliest to occur of:(i) The third anniversary of the date as of which the Stock Award is earned; or

(ii) Upon termination of the Grantee's employment with the Company because of death, total disability or Retirement; or

(iii)In the event of a Change of Control.